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                                                                     Exhibit 8.1


                                 June 1, 1998



Sun Healthcare Group, Inc.
101 Sun Lane, NE
Albuquerque, New Mexico 87109

Ladies and Gentlemen:

  We have acted as counsel for Sun Healthcare Group, Inc., a Delaware corporation ("Sun"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger and Reorganization, dated as of February 17, 1997, as amended by Amendment No.1 thereto dated as of May 27, 1997 and Amendment No. 2 thereto dated as of August 21, 1997, Amendment No. 3 thereto dated as of November 25, 1997 and Amendment No. 4 thereto dated as of April 3, 1998 (as amended, the "RCA Merger Agreement"), among Sun Peach Acquisition Corporation, a Colorado Corporation ("Merger Sub") and Retirement Care Associates, Inc., a Colorado Corporation ("RCA"), and documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax consequences of the exchange by RCA Stockholders of RCA Common Stock and RCA Series AA Redeemable Preferred Stock for Sun Common Stock, and the exchange by RCA Stockholders of RCA Series F Preferred Stock for Series B Convertible Preferred Stock of Sun (both exchanges collectively referred to as the "Exchange"), and the merger of Merger Sub with and into RCA (the "Merger") pursuant to the Merger Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

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  In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Merger Agreement and related documents pertaining to the Exchange and the Merger. We also have relied upon certificates of officers of Sun and the Company (the "Officers' Certificates"). We have assumed that the Officers' Certificates, respectively, have been executed and delivered by appropriate officers of Sun and RCA and are true and correct. We also have assumed that the certifications made in the Officers' Certificates, respectively, will continue to be true and correct as of the Effective Time unless we receive written notification from Sun or RCA prior to the Effective Time. In addition, we have assumed that all statements to be made in the Officers' Certificates "to the best of the knowledge" of any person or party to the Merger will be correct as if made without such qualification.

  Based on the foregoing and the Code, the Income Tax Regulations issued by the United States Treasury Department thereunder, rulings of the Internal Revenue Service and court decisions, all as in effect on the date hereof, we are of the opinion that if the Exchange and the Merger is completed in accordance with the terms and conditions of the Merger Agreement, and if the statements set forth in the Officers' Certificates are true and correct on the date hereof, on the effective date of the Registration Statement and at the time of the Exchange and the Merger, for federal income tax purposes:

      1.  The Merger will constitute a reorganization within the meaning of
   Section 368 of the Code.

      2. Sun, RCA and Merger Sub will constitute parties to such reorganization within the meaning of Section 368(b) of the Code.

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      3.  No gain or loss will be recognized by Sun in the Merger.

      4. The discussion entitled "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus of the Registration Statement, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.


  We hereby consent to the use of our name under the heading "Certain Federal Income Tax Consequences," and to the use of our name under the heading "Legal Matters," in the prospectus and to the filing of this opinion as Exhibit 8.1 to the Registration Statement.


  In accordance with customary practice relating to opinion letters, our opinions speak only as of the date hereof, and, subject to the assumptions and conditions set forth above, the effective time of the Exchange and the Merger, and we disclaim any duty to update such opinions.


                                       Very truly yours,


                                       /s/ SHEARMAN & STERLING